EXHIBIT 99.1

HOOKER FURNITURE CORPORATION

Moderator:    Paul Huckfeldt
April 15, 2013
9:00 a.m. ET

Operator:
Greetings, ladies and gentlemen, and welcome to Hooker Furniture's quarterly investor conference call, reporting its operating results for the fiscal year 2013 and fourth quarter.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  In order to ask a question at that time, please press star then one on your touchtone telephone.

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Paul Huckfeldt, Executive Vice President of Finance, and Chief Financial Officer.  Mr. Huckfeldt, you may begin.

Paul Huckfeldt:
Thanks, (Allie).  Good morning, and welcome to our quarterly conference call to review our sales and earnings for the 2013 fiscal year and fourth quarter, which both ended on February 3, 2013.  We certainly appreciate your participation this morning.  In order to accommodate the spring furniture market which begins later this week, we've had to deviate from our typical reporting schedule for the quarter, and also want to warn you that we have a lot to cover today, so I hope this isn't an inconvenience for anyone.  Joining me today are Paul Toms, our Chairman and CEO; Alan Cole, our President; and Michael Delgatti, Executive Vice President of Sales and President of Hooker Furniture Upholstery.

During our call, we may make forward-looking statements, which are subject to risks and uncertainty.  A discussion of factors that could cause our actual results to differ materially from management's expectations is contained in our SEC filing and press release announcing the 2013 annual and fourth quarter results.  Any forward-looking statement speaks only as of today, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after today's call.

On Friday, we reported consolidated net sales of $218 million, and net income of $8.6 million or $0.80 a share for our 53-week fiscal year ending February 3, 2013.  Net sales for the year declined about $4 million or nearly 2 percent from $22.2 million in the 2012 fiscal year, primarily due to lower unit volume, particularly in our case goods segment, partially offset by higher average selling prices in both segments.  Net income for the year increased over 70 percent to $8.6 million, compared to $5.1 million in the prior year.  Earnings were $0.80 per share this year versus $0.47 in the prior year.

For the 2013 fourth quarter, sales increased $5.3 million to nearly $60 million, a 9.7 percent increase, compared to net sales of $54.4 million in the fourth quarter last year.  We reported consolidated net income of $3.7 million in the fourth quarter of fiscal 2013 compared to 628,000 in the fourth quarter of fiscal 2012.  Last year's Q4 net income was affected by a $1.8 million or $1.1 million after-tax intangible asset impairment charge, to write down the value of the Bradington-Young trade name.

Because we're on a Fiscal Year that ends on the Sunday closest to January 31, the 2013 fiscal year and 2013 fourth quarter were both one week longer than the comparable 2012 period.  Based on actual shipping days, consolidated net sales per day decreased 3.4 percent to $856,000 a day in the 2013 fiscal year, as compared to $886,000 a day in the 2012 year.  Based on fiscal fourth-quarter actual shipping days, consolidated net sales for the 2013 fourth quarter increased 1.3 percent to $918,000 a day, as compared to $906,000 per day in the 2012 fourth quarter.

Now, Paul Toms will comment on our 2013 results.

Paul Toms:
Thanks, Paul, and good morning, everybody.  After a slow start at the beginning of this year when we were challenged with stock-outs on key products, we finished the fiscal year with considerable momentum.  Our ability to increase profits more than 70 percent on a small revenue decrease affirms the strategic direction and investments we've made in the last several years, as we've right-sized our business, achieved better inventory and vendor management, and refreshed our product line.

Every aspect of the Company is trending in the right direction, with solid performances by all of our operating units, healthy orders, good inventory availability, greater efficiencies, and a strong product line-up.  Over the course of the year, the most significant positive impact on our consolidated results came from improved sales and operating income at our domestic upholstery units, Bradington-Young and Sam Moore.  It was very gratifying to see our upholstery segment return to operating profitability this year, after reporting operating losses since the fiscal 2009 second quarter.

We're also very pleased at the top line performance of our upholstery segment, which achieved 10.4 percent and 3.6 percent net sales increases for the 2013 fourth quarter and fiscal year, respectively.  Bradington-Young's Hickory, North Carolina-based manufacturing operations ended the year with six consecutive months of an operating profit on modest sales increases.  Sam Moore finished the year with an over 9 percent sales increase, the third year in a row that Sam Moore has achieved significant sales growth.  This marked an important turning point that the upholstery division has been striving towards for some time.  Our upholstery segment became a major contributor to our overall success as a Company.  The positive swing from our upholstery segment was approximately $5 million in additional consolidated operating income this year, versus prior year.  We'll get into more details later in the call regarding the respective contributions of each of the upholstery units.

Our case goods division also had a good year, especially in the second half.  After the slow start at the beginning of the fiscal year, our in stock position improved and incoming orders strengthened.  Sales and profitability improved as the second half progressed, culminating in an especially strong January, the last month of our 2013 fiscal year.  The second half of the year also benefited from one of the most successful collection introductions in recent history.  Rhapsody, a whole home collection blending a sophisticated casual finish with classic forms catapulted from an April 2012 introduction to one of our top-selling groups by year-end.  Six months is an incredible performance for a new group to reach that level of sales.

The strong momentum we've built in both case goods and upholstery provides an ideal springboard for an agenda of growth initiatives we have on tap for the current year.  These include new programs designed to grow sales with our existing customer base, and the creation of new business units to pursue emerging consumer markets.  Since this is our first conference call in 2013, it's an ideal time to give an overview of three of our key growth initiatives.  I'll begin with the comprehensive marketing program we're implementing with existing retail partners, called P3, and then I'll call on Alan Cole, our President, to discuss the launch of two exciting new business ventures.

First, the P3 retailer partnership program is an integrated, strategic and Web-centric program, in which we are partnering with our retailers to better reach today's changing consumer.  In recent years, unbridled change in consumerism has challenged the independent furniture retail business model.  The independent furniture retailer has experienced intense competition and competitive pressure that has led to attrition in this distribution channel, which has always been the leading sales channel for Hooker Furniture, Bradington-Young and Sam Moore.  The emerging young millennial consumers have shopping preferences vastly different from our core baby boomer consumer.  Simultaneously, we've seen a major shift of volume and shopping activity to the Internet, with robust double-digit growth in the amount of furniture and home goods sold via e-commerce.

The purpose of the P3 program is to help our retail partners realign their business models to these new paradigms. Through P3, we are assisting our retailers in setting up local e-marketing and e-commerce through online iStores.  Initially, these iStores exclusively display and offer Hooker Furniture brands for sale in the retailer's local marketplace.  Eventually, retailers may add other vendors to their iStore, as desired.  In addition to the build-out of the iStore, the P3 program also offers ongoing training, service, financial, and marketing support.  To date, we have over 30 retailers committed to participate in the P3 program, and the first Hooker brands iStores went live last month.  Almost to a person, the retailers we've approached have been enthusiastic in the reception to the P3 program.  They are welcoming our help in engaging the consumer online and navigating the complexity of executing a local e-commerce strategy.

Our goal is to have 75 to 100 retailers committed to the program by the end of this calendar year, and for two-thirds of those committed to have their iStores live by year-end.  In addition to the incremental sales from the iStores and from broader product placements for all three of our brands in these P3 retailers' brick and mortar stores, we expect significant positive impact on the Hooker Furniture brands and corporate Web sites from the multiple iStore locations on the Internet.

At this time, I'd like to call on Alan Cole, our President, to give an overview of the two completely new business units we are launching this year.

Alan Cole:
Thank you, Paul, and good morning.  The rare opportunity to start new businesses from a blank slate has truly been energizing to our entire organization.  This is the most exciting time I can remember at Hooker Furniture, as we launch initiatives focused both on near- and long-term growth.  While each of the new business units focuses on serving the needs of emerging consumer groups or generations, these consumer groups are on the opposite ends of the age and life-stage spectrum.  One initiative, H Contract, is focusing on the burgeoning senior living market of retirees.  The other, Homeware, will focus on younger and more mobile consumers in the early stages of their careers.

Taking them one at a time, I'll first give an overview of H Contract.  We believe the senior living market will see consistent significant growth over the next 20 years, as 10,000 new seniors enter its ranks every day during this time frame.  Today, April 15, marks our official launch of the H Contract line to supply upholstered seating and case goods to upscale senior living facilities throughout the country.  Under the direction of David Williams, a 20-year healthcare furniture veteran, this division will work with designers specializing in the contract industry to provide functional furniture for senior living facilities that exceeds the style and comfort expectations of today's discriminating retirees.  We've commissioned 12 new sales teams with a total of 51 professional sales representatives, along with seven regional rep-owned showrooms to represent the line, which currently includes a total of 145 products.  The upholstery line consists of Sam Moore chairs and sofas that have been modified in scale and dimensions to be appropriate to the contract market.  At this point, the case goods portion of the line includes occasional tables, chests and consoles primarily from Hooker's Melange collection.  For the cultured baby boomer retiree, H Contract is positioned as a line that is more comfortable and fashionable than anything currently available in the contract market, with beautiful rich fabrics and finishes.  We believe we have a competitive edge in offering something fresh and new and different for this market, yet undergirded by the foundation of Hooker's almost 90-year legacy and expertise.

While H Contract provides a way for us to continue our strong relationship with our core baby boomer consumer, our Homeware initiative will help us connect with the emerging millennial consumers aged 26 to 44.  We've targeted August of this year for the launch of Homeware, a stylish and high-quality line of modular upholstered and occasional products designed to be assembled in minutes by the consumer, with no tools or hardware required.  Homeware is shippable by parcel delivery services and can be easily purchased online or by catalog, and shipped directly to the consumer's home.  Using patented connectors, the consumer can assemble and disassemble these items in minutes, moving them easily from residence to residence, room to room, or up staircases and elevators in high-rise apartment and condominium complexes.  This makes the Homeware line ideal for younger, more mobile furniture consumers, and those living in urban or smaller spaces.  In addition, the line will offer alternative design elements, arms and leg styles, and covers, to allow the consumer to change up the furniture as their tastes and lifestyles evolve.  Our tag line for the brand is Adaptable Home Furnishings, and this communicates this changeability of the products, which we believe will appeal to the target younger consumer.  The initial launch of Homeware will be exclusively on pure e-commerce Web sites that specialize in furniture and the home.

Paul Toms:
Thanks, Alan, for that exciting overview of our new business ventures.  At this time, I'd like to call on Michael Delgatti, President of Hooker Upholstery, to give more details about the progress in our upholstery division this year.  Michael?

Michael Delgatti:
Thank you, Paul, and good morning, everyone.  As Paul Toms mentioned earlier, the 2013 fiscal year marked a turning point for the upholstery division that we've worked toward for some time.  Our goal has been to make a positive contribution to the success of the total Company, and we realized that goal this year.  The improvements have been dramatic, but they did not occur overnight.  This year, we began to realize the full benefits of steps we've taken over the past several years to restructure the business, purge non-value-added costs, and to expand the upholstery lines and grow sales.

As Paul said, the positive swing for the upholstery segment on the operating income line was an approximately $5 million improvement this year compared to last year.  Each of our three upholstery lines contributed to that improvement.  At Bradington-Young's domestic operations, the improvement was most dramatic.  There, we improved from a $4.1 million operating loss last year to an operating profit this year.  At Sam Moore, we had a reduction of losses, to the point where we are nearing breakeven.  Our Seven Seas imported leather line, which has been consistently profitable, contributed about $1.2 million in operating income this year, which is similar to last year's contribution.  In very simple terms, we've achieved these gains with a combination of cost reductions and sales growth happening simultaneously.  As we conclude this trend, we expect even further improvement ahead.

Looking at Sam Moore and Bradington-Young individually, I would like to give an overview of our accomplishments for the year, as well as the challenges that remain to be addressed in the current year.  Certainly, launching the sofa program at Sam Moore a year ago, and becoming a full-line upholstery resource was a major accomplishment for our custom upholstery line in the 2013 fiscal year.  The sofa line contributed $1.2 million in incremental sales during the first six months it was offered on retail floors.  The sustained growth at Sam Moore is also an exciting accomplishment.  This year's 9.3 sales increase comes on top of a double-digit sales increase last year.  In fact this is the third year in a row of sales growth at Sam Moore, and we fully expect a fourth year of growth.

So, what are the challenges at Sam Moore?  The ramp up of our production and expanded capacity at Sam Moore continues to challenge our manufacturing efficiencies.  Currently, we are training 22 new manufacturing employees, and that training includes pulling experienced workers away to involve them in the training process.  While we have made progress increasing production, it is coming at a higher cost.  We're confident that this is a short-term situation, and also are very pleased to have just hired Michael White, a veteran upholstery and case goods manufacturing executive, who has joined us in the new position of Vice President of Manufacturing for Hooker Upholstery.  We believe Michael, who will oversee manufacturing operations for Sam Moore and Bradington-Young, will make a significant contribution in continuing to improve our efficiency and production capacity, as well as service levels to our customers.

At Bradington-Young, we were gratified to have been able to grow the domestic line in a very difficult environment that included not only a slow economy for most of the year, but also dramatic price increases in leather.  These pricing pressures caused the consumer to gravitate toward lower-priced fabric upholstery, promotional leathers, and simulated leathers, while Bradington-Young is clearly positioned as a premium leather line.  One of the tactics we've employed to combat the leather price increases is adding more fabric-only offerings, along with more sofas, chairs, and recliners, using a combination of leather and fabric on the same silhouette.  The main growth propeller at Bradington-Young has been our Comfort at Home retail display program, which we introduced in late fiscal 2012.  We're pleased not only in the number of dealers participating in this program, approximately 125, but also in the growth and sales of our products through these Comfort at Home dealers.  Sales to these Comfort at Home dealers have grown approximately 25 percent this year.

For Bradington-Young, the challenges in the current year on both the import and domestic side are the escalating cost of leather and other materials, and additional concern for Seven Seas seating is the rising cost of manufacturing in China.  So far in this current year, demand is positive for both Bradington-Young and Sam Moore, with incoming orders up 20 percent in both February and March at Sam Moore and up 16 percent in February for Bradington-Young and about 6 percent in March.  Incoming orders were down in February at Seven Seas, but have since trended up significantly.  All of this bodes well for continued positive momentum at Hooker Upholstery.  Thank you.

Paul Toms:	Thanks, Mike. Now I'd like to call on Paul Huckfeldt to discuss several factors that drove our sales and earnings performance for the year.

Paul Huckfeldt:
Thanks, Paul.  For the year, net sales were down in our case goods segment, due to lower levels of promotional discounting, as well as out-of-stock positions early in the year.  This decrease in case goods unit volume was partially offset by higher average selling prices, the result of less discounting, and by product mix, as we move towards higher-end products.  We put the stock-out issue behind us in the second half of the year, with fourth-quarter case goods sales up $3.4 million or 9 percent over the prior year fourth quarter.  Sales in the upholstery division increased due to increased unit volume in our fabric upholstery division, and higher average selling prices in both leather and fabric upholstery.  In particular, the average selling price of fabric upholstery increased 6.5 percent, and unit volume increased 2.2 percent, compared to the prior year.  Overall, average selling prices increased 18.6 percent in the fourth quarter, and slightly over 15.5 percent for the fiscal year, primarily due to the mix of products shipped and the lower discounting.

Gross profit for the fiscal 2013 fourth quarter increased both in absolute terms, and as a percentage of net sales to $16.8 million or 28.2 percent of net sales.  This compares to $12.9 million or 23.8 percent of net sales in the same period a year ago, primarily due to higher average selling prices, and decreased discounts.  We also faced some lower inflation, lower-than-expected inflation during the fourth quarter, which resulted in a reversal of previously-accrued LIFO expense, and reduced upholstery segment manufacturing costs contributed to the improved gross margins in the quarter.  For the full year, gross profit increased by $3.7 million to $52.5 million, while gross profit margin increased to 24.1 percent of net sales, from 22 percent in prior year, primarily due to higher average selling prices, lower discounting, and the reduced upholstery segment manufacturing costs we've been talking about.

Selling and administrative expenses decreased in absolute terms, and remained flat as a percentage of net sales during the 2013 fiscal year.  Lower SG&A was primarily due to decreased expenses for bad debt, samples, contributions of defective inventory and salaries and benefits expense, partially offset by higher bonus and professional services expenses.

Operating income for the 2013 fourth quarter was $5.3 million or 8.9 percent of net sales, compared to $726,000 or 1.3 percent of net sales in the fiscal 2012 fourth quarter.  In fiscal 2012, we wrote down the Bradington-Young trade name by $1.8 million.  We had no asset impairment charges in fiscal 2013.  Excluding the effects of the intangible asset impairment charges recorded in the prior year, operating income increased $2.8 million, or 109 percent over the prior year.

For the fiscal years, operating income was $12.9 million or 5.9 percent of net sales in the fiscal 2013 period, compared to $6.7 million or 3 percent of net sales in 2012.  Excluding the effect of the intangible asset impairment charge recorded in the prior year, operating income increased $4.5 million, or 52.5 percent from fiscal 2012.  Our balance sheet remains strong with cash and cash equivalents of $26 million, which allows us to invest in inventory receivables and the cost of developing the new initiatives that Paul and Alan spoke about earlier.  We remain debt-free, and have over $13 million available under our revolving credit facility, which remains in place until this Summer, and we expect to renew then.

In December 2012, we modified our dividend schedule to more closely align dividends with our fiscal quarters, so consistent with that schedule, we declared a quarterly dividend of $0.10 per share in March.  We paid over $5 million in dividends in fiscal 2013 thanks to our cash position, our belief in the long-term viability of the business model, and our improving results.  Now, I'll turn the discussion back to Paul Toms for his outlook.

Paul Toms:
All right, Paul, thank you.  We finished the year on a high note, with two consecutive quarters of increased consolidated sales and order rates, compared to a year ago.  Demand is positive in every segment of our business, with double-digit consolidated increase in orders for the first two months of fiscal 2014.  With the improving economy and the recovering of the housing market, we believe we're well positioned to see continued improvement in orders, sales and profitability in our core businesses versus the prior year, and we're extremely excited about the growth potential of our two new businesses, Homeware and H Contract.

We're encouraged by the sustained improvement in housing sales, new home construction, rising housing prices, reduced inventories, historically low mortgage rates, and the best housing affordability in years, all of which combine to create a positive environment for our Company and our industry.  We believe we're well-positioned to take advantage of this upturn.

This ends our formal part of the discussion, and at this time, I'd like to turn the call back over to our Operator, (Allie), for questions. Thank you.

Operator:
Ladies and gentlemen, if you’ve a question at this time, please press star then one on your touchtone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Our first question comes from Matt McCall of BB&T Capital Markets. Please go ahead.

Matt McCall:
So, let's start with the last comment, Paul Toms, on your double-digit orders.  I think in the past, we've had periods where orders were up in the double-digit pace, and it hasn't necessarily transitioned or resulted in double-digit revenue growth.  So, I want to talk about how you expect those double-digit order trends to translate into revenue as we progress through the first couple of quarters of this year.

Paul Toms:	Well, trying to think of reasons why orders wouldn't translate into increased shipments …

Matt McCall:	At the same pace, I guess, is my point.

Paul Toms:	And I understand what you're saying, and I think the two examples I can think of in our recent past, Matt, are when we had inventory availability issues a year ago.

Matt McCall:	OK.

Paul Toms:
Also, capacity constraints in our domestic upholstery manufacturing.  And on the first one, our inventory position this year is exactly at target levels; the composition of the inventories is what we had hoped for, primarily skewed towards our best sellers.  So, I don't look at inventory availability as being a constraint this year versus this time last year.  I think, both for import case goods, all of our case goods, and for import upholstery, our Seven Seas leather, we're in inventory position to capitalize and convert double-digit order increases into significantly increased sales.

Upholstery manufacturing, probably still a little bit of a constraint at Sam Moore.  As I think we alluded to, orders were up over 20 percent last year, and we haven't been able to ramp production up that much yet.  We have ramped it up a good bit, and I think with the hiring of Mike White, we expect that we would be able to not only increase production but to do it a little more efficiently than we have in the fourth quarter of last year I think we alluded to the fact we're still struggling a little bit with profitability at Sam Moore, in spite of the fact we got a nice backlog of orders, and we have seen some increases in production.  But I think having a dedicated full-time very experienced manufacturing executive will help us on that front as well.  I don't think – and Sam Moore is still about 10 percent of our overall business – a little bit more, maybe 13 percent, 14 percent, but I think you'll see that most of those orders will convert to increased shipments.

Matt McCall:
OK, that's very helpful.  Thanks, Paul.  So, sounds like some good trends on the order front.  Can you talk to what's happening from an industry perspective?  Do you think the industry is growing that fast?  Do you think you're taking some share?  And then, if you can dive a little deeper into some of the areas; I know you serve many channels.  Any specific areas that are standing out as out-performers or under-performers?

Paul Toms:
I can take a stab at that, but I'd like for Alan and maybe Mike to chime in as well.  I think as an industry, we are seeing the best demand for our products in years.  I guess tied into housing, and also I think just people's psyche is much better, and especially the more affluent consumers.  I think based on what's going on in the stock market over the last three years, and unemployment for professionals is, I think, relatively low.  People are more confident, and willing to go out and spend for big-ticket items. So, when I look across the landscape of publicly traded companies, I think the type of growth we had in the fourth quarter is a little bit better than average, but I don't think it's – I would say it's not the best I see and it's not off the charts, but it's probably a little bit better than the industry average.

Within our industry at retail, I think we have alluded in this call to the fact that the full-line independent furniture stores have been under assault.  They're losing market share.  We're doing what we can to help reverse that, but I think that the gains have been more specialty retailers and big-box retailers, and so you've had different levels of prosperity within the industry.

Alan, do you want to add on to that?

Alan Cole:
Yes, Matt, I particularly agree with what Paul said about the independent retailers.  That's a backbone for us, and I think as the economy strengthens, we're seeing the independent retailers begin to come along with that.  In addition, the growth for us, interestingly, has been the strongest in fabric upholstery, which is seeing more.  Leather in the industry at large has been more level, and I'm encouraged to see that Bradington-Young domestic is now beginning to show increases in their demand, and I think that is some market share gains.  Fabric upholstery overall in the industry seems to be coming on stronger.  Wood is coming along at a less aggressive rate, but the nice thing is that all three segments of our business – fabric upholstery, leather and wood – all are showing increases consistently.

Matt McCall:
OK, thank you, Alan.  So, you talked about some of the new programs – P3, H Contract and Homeware, I think are the three I wrote down.  Can you talk about the impact on the SG&A line that we should expect from these investments?  How much should we expect?

Paul Huckfeldt:
Probably – well, for this coming year, probably about $1 million.  There are some launch-related costs; we're staffing up, and obviously the revenue is going to ramp up later in the year.  I think a ballpark is about $1 million.

Matt McCall:
OK, that's helpful, Paul.  And another one for you, Paul Huckfeldt.  The LIFO adjustment – can you just walk me through the mechanics there?  I'm sorry if you said it; I had some technical difficulties on my end.  But just if you quantify the impact, and then what's the real run rate that we should be assuming from a margin perspective, if you exclude that benefit in Q4?

Paul Huckfeldt:
The benefit was probably $1.3 million, $1.4 million.  Going into the end of the year, we were expecting to see our container prices skyrocket based on the impending dock workers' strike.  We were expecting to see container prices go up over $1,000 a container, so we had built that into our LIFO assumptions, along with inflation in Asia that didn't materialize.  So, we wound up reversing about $1.3 million in the fourth quarter, if you just want to pull that out of the margins.

Matt McCall:	OK, so the run rate maybe is in the 26 percent range?

Paul Huckfeldt:	The annual run rate doesn't change though, Matt. That's just because …

Matt McCall:	Right, because you had it in there. OK, that's helpful. Thank you.

Operator:	Our next question comes from Todd Schwartzman of Sidoti & Company. Please go ahead.

Todd Schwartzman:	Just wanted to follow up on that response on the SG&A boost for the year. Is that $1 million for the year total – year-over-year increase? Or was that a quarterly delta?

Paul Huckfeldt:	No, that's a year.

Paul Toms:
I think for the two new initiatives, Paul was referring to the impact for the full year.  But that was in SG&A, and we will have revenue also from both of these businesses this year.  I would guess that we would forecast $3 million, $3.5 million in revenue, maybe in the first year?

Paul Huckfeldt:	Right. At least at our typical margins, if not better.

Todd Schwartzman:	So, that $1 million increase is based not on annual deliveries of $218 million, but something greater?

Paul Toms:	That's correct.

Todd Schwartzman:
OK, great.  Also wanted to clarify – I didn't get all of the numbers.  This is for Mike.  If I heard you correctly, in February and March, orders at Sam Moore were up 20 percent, I think you said.  Correct me if I'm wrong on that, but I didn't catch the number for BY.

Michael Delgatti:	The BY numbers for February were up 15.9 percent, and 9.4 percent. In March, first two periods, 13.3 percent.

Todd Schwartzman:
OK, great.  Thanks for that.  And I guess anyone can chime in on this.  The inventory now is $50 million.  Is that appropriate, based on the demand you think you are going to need to meet?  Does it inch up a little bit from here, or how should we think about the trend, particularly with the new initiatives as the year plays out?

Paul Toms:
I think for our core businesses that are really inventory driven, imported case goods and Seven Seas leather, we have a target, and we're at the target, so I don't really expect to see big changes.  The target is based on what we need to maintain high service levels to our customers, which is delivery of our product line within a week or two of receipt of an order, and having about 90 percent to 92 percent of our products in stock all the time, including pretty much all of the products that are driving the 80 percent of our volume.  So, we're at the inventory targets.  That is forecasting sales growth this year, and only thing that would change it, Matt, is if we saw delivery times from our suppliers lengthen, it would have a short-term negative impact on inventories, and longer term, we would have to carry a little bit more inventory as a buffer against that.  But today, I feel like we're at our targets, and the composition of inventories is very good as well.

Todd Schwartzman:
OK.  Wanted to just talk about the products – what's new, what's different, with regard to H Contract and Homeware.  It sounds as though there's more new with Homeware, and that's principally an RTA-type business, but H Contract is primarily existing.  I wonder if you could just take the time and go over the percentage of H Contract products, what's being built explicitly for this program, what's just tweaked a little bit, and how we should think about where the risk – the greater risk lies in terms of manufacturing efficiencies?  You talked a little bit about having to pull some senior people for training purposes, so if you could walk us through what the challenges are and what the opportunities are?  A little more color – I'd appreciate that.

Alan Cole:
Sure, Todd.  This is Alan.  The H Contract line, as you pointed out, is closer to what we do today on the wood side.  For the launch, we literally have taken products right out of the Hooker line, and will also utilize the Hooker inventory to fill that demand.  So, from a risk standpoint, in that regard, I would say it's fairly minimal.  On the upholstered side, we use some slightly modified Sam Moore products.  As you can imagine, an older market demands things like firmer seats, less tilt-back, or pitch as we call it, in their seating.  There's just some modifications that facilitate that market.  Then there are other products that are more modified products, and maybe a hybrid of what we do at Sam Moore, things like removable seats for cleaning purposes, some maybe more significant modifications of that sort, but all still very compatible with what Sam Moore produces today.

So, the H Contract line is in it, in what we call Phase I and Phase II.  Phase I is essentially Sam Moore products and also Hooker Wood products.  Phase II are what I would consider to be moderately modified products.  And then we also see, later in the year, a third phase where we design products more specific to that market that we don't make today.  And when I say modified more specifically for that market, they still should be producible by Sam Moore.

Of course, Sam Moore, as it's trying to accommodate its own core growth right now, that you might say the risk is extending lead times.  But we put together a strategy of OEM support suppliers, so that as Sam Moore manufacturing capacity increases to handle its core growth, if contract impedes that, then we also have the option of having it produced at one of a couple of OEM suppliers.  So, we don't see a huge amount of risk.  Now, there is costs involved in entering the business, hiring internal management, sales teams, and also catalogs.  We've developed a completely dedicated set of catalogs and sales tools for the contract division, and there's some initial cost there, but that cost, of course, over time will be spread over the sales that come in.

Let me just stop there and ask if there's any more questions on contract, or if that kind of got at what you were asking?

Todd Schwartzman:
Yes, I think on the P&L, I think you kind of got it there, but the big picture is that there's been any number of residential producers and retailers that have dabbled, if you will, or entered briefly and then exited the contract business, or just trudged along and never really amounted to too much.  I guess the two-part question that arises is – what makes you guys think you can do a better job?  And secondly, how meaningful in terms of revenue mix could this new business unit represent?

Alan Cole:
OK, let me take that in two parts.  First of all, the furniture industry I think has a history of when business is soft, trying to find new sources of revenue, and they aren't particularly known for a sense of commitment or a sense of focus on those markets.  It's almost like a complementary business.  Our commitment is very significant – going into the contract marketplace and finding a seasoned veteran.  Doing specialty products specifically for that, rather than gleaning sales from your existing product line.  Doing dedicated sales materials, and having a dedicated strategy; I think that differentiates us from some of the efforts.

But we also see an emerging market in healthcare, and I've spent some of my own time at places like NeoCon – also talking to a number of executives as we interviewed in the contract business, and there is an emerging market in contract that we call senior living.  And that's the – as you know, the baby boomers have broken all the rules compared to the previous generation, when it comes to their lifestyle and their lifestyle expectations.  And of the 10,000 baby boomers that are retiring every day, there's a certain portion that have enjoyed two to three decades of prosperity in their own lifestyle that they are not willing to change now just because they're retiring.  Now, it does have to do with maybe modifying the size of their residence, or acknowledging some of their limitations, but the baby boomers appear to be geared for another 10 to 20 years of an active lifestyle.  The healthcare industry typically has focused on acute healthcare, and we've had a lot of requests and a lot of demand in our – even in our residential line, for products that don't look institutional, if you will.  So, I'll kind of leave it at that, to tell you that we're both committed, and we also see an emerging market that will go through dramatic growth over the next 15 to 20 years.

Todd Schwartzman:	And you had mentioned 12 new sales teams, 51 reps. Are those all incremental? How many of those are not new hires?

Alan Cole:
They are all incremental except for two.  We've got a sales team that was already doing some healthcare business in Wisconsin and in Georgia, but the rest of the sales teams are all new.  So, I would say in incremental terms, probably 45 or so of the representatives are completely new.  We call it feet on the ground, but it's a whole new team of sales representatives presenting our products.

Todd Schwartzman:	Will the compensation structure for these reps be any different from your other salespeople?

Alan Cole:
It will be similar – the commission rates tend to be higher in the contract industry, and we've recognized that in our margins.  And they also tend to be what we would refer to as multi-bag, because your sales organizations in contract tend to want to go in and do the whole job.  They want to do carpet, they want to do lighting, they want to do furnishings, all of the things that completes a project.  So, these – our line will be included in their total bag.

Todd Schwartzman:	I know it's early at this juncture, but how many total distinct customer commitments do you have?

Alan Cole:	Do we have now, or do we anticipate having?

Todd Schwartzman:	At the moment, yes.

Alan Cole:
At the moment, very few, because we're flipping the switch this week.  We had a number of our sales teams in two weeks ago for initial training and such, but we really haven't hit the ground.  Now, I would tell you that we do have a few customers that we've been selling through our residential line, but I wouldn't consider that to be very substantial, probably 20 or 25 that we could identify.  So, the upside is what we're counting on.

Todd Schwartzman:
Got it.  And just to switch gears to circle back to the original two-part question on Homeware – if you could maybe speak to the product mix there, and what's new; what, if anything, is not of the RTA variety?

Alan Cole:
Todd, let me just put one post script on what I just said about H Contract, and then I'll address that.  We are showing at two major healthcare shows this year.  One is called Alpha; it's an assisted living show in Charlotte in May, and that will be our initial launch.  The largest show in the country, which moves around from city to city, is called Leading Age, and it's in Dallas and it's in late October, early November.  I think it's the last week of October if I'm not mistaken.  So, we will be showing at the healthcare trade shows.

Homeware is a totally different concept from a lot of what we've seen in the marketplace, and it's based on two things.  First of all, we believe that the amount of furniture that's being sold over the Internet is growing at an astronomical rate; and the question is, how do you participate?  We also know that when we look at the key e-retailers, as we call them, or some people call them e-tailers, their growth is not only dynamic, but they're also having a lot of problems figuring out the logistics of delivering furniture efficiently.  While they've been focused on revenue growth in the early going, we also see them now as trying to figure out how to make profit.  And as we've analyzed the back side of that equation, what we've seen is that delivery costs are high, that quality problems in the delivery process are high, returns are high.  So, we see that there's already a need for a solution.

We teamed up with a designer last year that came to us with a design – a series of connectors that were designed for better furniture, better products, not the typical what you would call RTA today, that there were three criteria.  One was that the furniture had to go together simply and quickly.  Two was that it required no tools.  And number three was that it could be also disassembled just as easily as it was assembled.  And we were quite taken with it.  He, with our assistance, did receive patents on this connector system.

We've designed and engineered initially an upholstery product line; we're working on our wood product line now.  But we've taken our upholstery product line to three of the major e-tailers, and all three have agreed to launch it.  It will be launched in August, with shipments beginning late August and September.  In fact, we'll begin producing in May and in June – the initial inventory.

But these products are styled for a younger audience.  They are not our typical products, either in scale or in design.  Much more eclectic.  Much more lifestyle-oriented, and very different from what Hooker does today.  To do that, we've employed not only this new designer, by the way, which has been involved in this market for a while, but also our marketing department has been very active in helping us create, if you will, a clean slate.  And we've got some expertise in our marketing area in e-retailing, and we're excited because we see both near-term growth opportunities, but we also see tremendous long-term growth opportunities by being focused on this channel.

Todd Schwartzman:	Can you talk a little bit about margin you expect to see on these products, kind of on a blended basis, and also on the case goods side – what species of wood, what veneers are you going to use?

Alan Cole:
On the margin side, we don't expect the margins to be significantly different from what we experience today, both in Homeware and in H Contract.  Since we're talking about Homeware, let me just talk about that.  The Homeware products are being produced in a totally new building.  They're being produced in the same town as Sam Moore, but we're starting from the ground up, taking an existing building that we weren't using, using cellular manufacturing, and using a much different production methodology.  But the margins are very – we think are very healthy, and very consistent with what we get today.

The other – what was the other question that you had in regards –?

Todd Schwartzman:	Oh, what woods will you use?

Alan Cole:
The veneers will be – it's going to vary by design, Todd, so generally the finishes will be very clear.  The veneers will be – veneers like Hickory for example, probably some Cherry.  There will be some oak veneers, so it will be a variety.  It depends on the style, but a very youthful product, and as I said before, a very eclectic product.

Todd Schwartzman:	And finally, if you can kind of roll up all these new initiatives, what do you expect in the way of full-year incremental marketing and ad spending?

Alan Cole:
That's a good question.  I would echo what Paul said earlier.  I think our all-in cost for the first year, we're anticipating about $1 million, and that's our SG&A cost, which includes marketing and advertising.  So, I would include it within that number.

Todd Schwartzman:	But that would be much more people than advertising?

Alan Cole:
I think that's fair, although the advertising – of course, on the Internet, the advertising takes on a whole different – a whole different form, because we will have a Web site for both efforts very functional, very interactive Web site for both.  But we have the expertise, and we can do those things relatively economically today.

Paul Toms:
Todd, I also think – this is Paul Toms. I think going into both of these businesses, we felt like there were opportunities to leverage our existing resources, both manufacturing facilities, some finished goods inventory, systems, people.  We're going to handle customer service, order entry, invoicing, credit, all of that will go through our existing Organization.

Todd Schwartzman:	Sounds good. Thank you, gentlemen.

Operator:	Again, ladies and gentlemen, if you have a question at this time, please press star then one on your touchtone telephone. One moment while we wait for any additional questions.

I'm showing no further questions at this time, and would like to turn the conference back over to management for any closing remarks.

Paul Toms:
All right, (Allie), thank you.  We really have no further remarks but to echo what Paul Huckfeldt said at the beginning – I apologize for having three or four days delay between our earnings release and the conference call.  That was to try to accommodate our marketing people, so that everybody could get to High Point for the furniture market tomorrow; we needed to move our Board meeting and normal release of earnings up to the end of last week.  So, in June, we'll go back to our traditional schedule, and we'll have the earnings release the morning after – we'll have the conference call the morning after the earnings release.  But we'll be back together in about 60 days, and we'll look forward to reporting on hopefully a good amount of progress between now and then.  Thank you for joining us today.  Goodbye.

Operator:	Ladies and gentlemen, this does conclude today's conference. You may all disconnect, and have a wonderful day.

END